Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2015 with respect to the consolidated financial statements of Flushing Financial Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in Amendment No. 2 to this Registration Statement on Form S-3. We consent to the incorporation by reference of the aforementioned report in Amendment No. 2 to this Registration Statement on Form S-3, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

New York, New York

May 9, 2017